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                                                                  EXHIBIT (a)(5)

                              GARTNER GROUP, INC.
                           OFFER TO PURCHASE FOR CASH
                    UP TO 15,700,000 SHARES OF COMMON STOCK,
                                 CONSISTING OF
               UP TO 9,600,000 SHARES OF CLASS A COMMON STOCK AND
                UP TO 6,100,000 SHARES OF CLASS B COMMON STOCK,
                 EACH AT A PURCHASE PRICE NOT LESS THAN $21 NOR
                            MORE THAN $24 PER SHARE

     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, AUGUST 24, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                   July 27, 1999

To Our Clients:

     Enclosed for your consideration are the Offer to Purchase dated July 27, 1999 (the "Offer to Purchase") and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") in connection with the offer by Gartner Group, Inc., a Delaware corporation (the "Company"), to purchase up to 15,700,000 shares of its Common Stock, par value $0.0005 per share, consisting of up to 9,600,000 shares of Common Stock, Class A ("Class A Common Stock") and 6,100,000 shares of Common Stock, Class B ("Class B Common Stock"; together with the Class A Common Stock, the "Shares" or the "Common Stock"), at prices not less than $21 nor more than $24 per share, net to the seller in cash, without interest, as specified by stockholders tendering their Shares, upon the terms and subject to the conditions of the Offer.

     The Company will, upon the terms and subject to the conditions of the Offer, determine the single per share price, not less than $21 nor more than $24 per share, net to the seller in cash, without interest, that it will pay for shares of Class A Common Stock properly tendered pursuant to the Offer and not properly withdrawn (the "Class A Purchase Price"), taking into account the number of shares of Class A Common Stock so tendered and the prices specified by tendering stockholders. Such purchase price will be the lowest purchase price that will allow the Company to buy 9,600,000 shares of Class A Common Stock (or such lesser number of shares as are properly tendered).

     Similarly, the Company will determine the single per share price, not less than $21 nor more than $24 per share, net to the seller in cash, without interest, that it will pay for shares of Class B Common Stock properly tendered pursuant to the Offer and not properly withdrawn (the "Class B Purchase Price"; the Class A Purchase Price and Class B Purchase Price are each referred to as a "Purchase Price"), taking into account the number of shares of Class B Common Stock so tendered and the prices specified by tendering stockholders. Such purchase price will be the lowest purchase price that will allow it to buy 6,100,000 shares of Class B Common Stock (or such lesser number of shares as are properly tendered). The Class A Purchase Price and the Class B Purchase Price need not be identical.

     Notwithstanding the foregoing, however, the Class A Common Stock and Class B Common Stock shall only be repurchased in the same proportion as the ratio of the numbers of shares of Class A Common Stock and Class B Common Stock outstanding as of July 26, 1999. At such date, 63,992,550 shares of Class A Common Stock were outstanding, representing 61.1% of the outstanding Common Stock, and 40,689,648 shares of Class B Common Stock were outstanding, representing 38.9% of the outstanding Common Stock. If stockholders do not properly tender shares in these proportions, then the Company will only purchase the largest number of properly tendered shares of each class that will enable it to maintain these proportions, and
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the Purchase Price for each class will be determined upon the basis of the number of shares of such class so purchased.

     Subject to the foregoing, all shares of a class properly tendered prior to the Expiration Date (as defined in the Offer to Purchase) at prices at or below the applicable Purchase Price, and not properly withdrawn, will be purchased at the applicable Purchase Price, upon the terms and subject to the conditions of the Offer, including the proportionality and proration provisions. All shares of a class acquired in the Offer will be acquired at the Purchase Price for that class. Shares tendered at prices in excess of the applicable Purchase Price and shares not purchased because of the proportionality and proration provisions will be returned at the Company's expense to the stockholders who tendered such shares.

     The Company reserves the right, in its sole discretion, to purchase more than an aggregate of 15,700,000 shares of Common Stock pursuant to the Offer, provided that the Company will only repurchase shares of Class A Common Stock and Class B Common Stock in the same proportion as the ratio of the numbers of shares of Class A Common Stock and Class B Common Stock outstanding on July 26, 1999.

     Upon the terms and subject to the conditions of the Offer, if at the Expiration Date more than 9,600,000 shares of Class A Common Stock or more than 6,100,000 shares of Class B Common Stock (or in each case such greater number of shares of such class as the Company may elect to purchase) are properly tendered at or below the Purchase Price for such class and not properly withdrawn, the Company will buy shares of such class first from any person (an "Odd Lot Holder") who owned beneficially or of record, as of the close of business on July 27, 1999, and who continues to own beneficially or of record, as of the Expiration Date, an aggregate of fewer than 100 shares of such class and so certified in the appropriate place on the Letter of Transmittal (and, if applicable, on a Notice of Guaranteed Delivery) and who properly tenders all such person's shares of such class at or below the applicable Purchase Price, and then on a pro rata basis from all other stockholders who properly tender shares of such class at prices at or below the applicable Purchase Price (and do not properly withdraw such shares prior to the Expiration Date).

     A TENDER OF YOUR SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD THEREOF AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR SHARES HELD BY US FOR YOUR ACCOUNT.

     Accordingly, we request instructions as to whether you wish to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions of the Offer.

     Please note the following:

          1. Shares may be tendered at prices not less than $21 nor more than $24 per share, or at the price determined by the "Dutch Auction" tender process as indicated in the attached Instruction Form, net to the seller in cash, without interest. You should mark the box entitled "Shares Tendered at Price Determined by Dutch Auction" if you are willing to accept the Purchase Price resulting from the Dutch Auction tender process. This could result in your receiving the minimum price of $21 per share. If you do not mark any box under "Selection of Purchase Price," it will be assumed that you elected to tender Shares at the Dutch Auction price.

          2. You may designate the order in which the Company will purchase your shares in the event of proration.

          3. The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions set forth in the Offer to Purchase.

          4. The Offer, proration period and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, August 24, 1999, unless the Offer is extended.

          5. The Offer is for 15,700,000 shares of Common Stock, consisting of 9,600,000 shares of Class A Common Stock and 6,100,000 shares of Class B Common Stock, constituting in the aggregate approximately 15% of the Shares outstanding as of July 17, 1999. However, the Company will only

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     repurchase shares of Class A Common Stock and Class B Common Stock in the
     same proportion as the ratio of the numbers of shares of Class A Common Stock and Class B Common Stock outstanding as of July 17, 1999. If stockholders do not properly tender shares in these proportions, then the Company will only purchase the largest number of properly tendered shares of each class that will enable it to maintain these proportions, and the Purchase Price for each class will be determined upon the basis of the number of shares of such class so purchased.

          6. The Board of Directors of the Company has approved the Offer. However, neither the Company nor its Board of Directors nor the Dealer Manager (as defined in the offer to Purchase makes any recommendation to stockholders as to whether to tender or refrain from tendering Shares. Each stockholder must make the decision whether to tender such stockholder's Shares and, if so, how many Shares to tender and at the price or prices at which such Shares should be tendered.

          7. Tendering stockholders will not be obligated to pay any brokerage fees or commissions or solicitation fees to the Company or the Dealer Manager, the Depositary, or the Information Agent (each as defined in the Offer to Purchase) or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.

     If (i) you owned beneficially or of record, as of the close of business on July 27, 1999 and continue to own beneficially or of record, as of the Expiration Date, an aggregate of fewer than 100 shares of a class; (ii) you instruct us to tender on your behalf all such shares at or below the applicable Purchase Price prior to the Expiration Date; and (iii) you complete the section entitled "Odd Lots" in the attached Instruction Form, the Company, upon the terms and subject to the conditions of the Offer, will accept all such shares for purchase before proration, if any, of the purchase of other shares of that class properly tendered at or below the applicable Purchase Price.

     If you wish to tender shares of both Class A Common Stock and Class B Common Stock, you must complete a separate Instruction Form for each class of shares so tendered. We must submit separate Letters of Transmittal on your behalf for each such class of shares. Moreover, if you wish to tender portions of your Shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your Shares. We must submit separate Letters of Transmittal on your behalf for each such price you will accept for each such portion tendered. The same shares cannot be tendered at more than one price.

     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize us to tender your Shares, all such Shares will be tendered unless otherwise indicated on the attached Instruction Forms.

     PLEASE FORWARD YOUR INSTRUCTION FORMS TO US AS SOON AS POSSIBLE TO ALLOW US AMPLE TIME TO TENDER YOUR SHARES ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

     As described in the Offer to Purchase, if more than 9,6000,000 shares of Class A Common Stock or more than 6,100,000 shares of Class B Common Stock (or in each case such greater number of Shares as the Company may elect to purchase) have been properly tendered at or below the applicable Purchase Price and not properly withdrawn prior to the Expiration Date, the Company will purchase tendered shares of such class on the basis set forth below:

     1. first, the Company will purchase all shares of such class properly tendered and not properly withdrawn prior to the Expiration Date by any Odd Lot Holder who:

        (a) tenders all shares of such class owned beneficially or of record by such Odd Lot Holder at a price at or below the applicable Purchase Price (tenders of less than all shares of such class owned by such Odd Lot Holder will not qualify for this preference); and

        (b) completes the box captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and
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     2. second, after purchasing of all of the foregoing shares of such class, the Company will purchase all other shares of such class properly tendered at prices at or below the applicable Purchase Price and not properly withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares) as described in the Offer to Purchase.

     The Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares who were holders as of July 27, 1999. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction.

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